SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934

Filed by the Registrant                             [ ]
Filed by a Party other than the Registrant          [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SS 240.14a-11(c) or SS 240.14a-12

                                      SYS
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter

                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

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     2.   Aggregate number of securities to which transaction applies:

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     3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4.   Proposed maximum aggregate value of transaction:

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     5.   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

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     2.   Form, Schedule or Registration Statement No.:

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     3.   Filing Party:

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     4.   Date Filed:

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
                                      SYS
                             9620 Chesapeake Drive
                         San Diego, California  92123
                                (858) 715-5500


               NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 17, 2001


To the Holders of Common Stock of SYS:

     The 2000 Annual Meeting of Shareholders of SYS (the "Company") will be held at the corporate office, 9620 Chesapeake Drive, suite 201, San Diego, California 92123, on January 17, 2001, at 1:00 p.m., local time, to consider the following business:

     1. To elect a Board of five Directors to serve for the ensuing year and until their respective successors are elected; and

     2. To approve the appointment of J.H. Cohn LLP, public accountants, as independent public auditors to examine the accounts of the Company for the Fiscal Year 2001; and

     3. To amend the Articles of Incorporation to increase the number of common shares authorized for issuance from 12.0 million to
          48.0 million shares; and

     4. To amend the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "Plan") to increase the amount of common shares subject to the Plan for employees from 750,000 to a total of 1,750,000.

     The Board of Directors has fixed November 17, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the 2000 Annual Meeting of Shareholders and at any adjournment thereof.

     All Shareholders are cordially invited to attend the 2000 Annual Meeting of Shareholders in person. Whether or not you plan to attend, please date, sign, and promptly return the enclosed Proxy in the enclosed self-addressed envelope in order that your shares are represented at this meeting and to ensure a quorum. If you are able to attend in person, we will cancel the Proxy at your request.

                                       By Order of the Board of Directors

                                       /s/ Michael W. Fink
                                       -------------------
San Diego, California                  Michael W. Fink
November 27, 2000                      Secretary

===============================================================================

                                      SYS

                                PROXY STATEMENT
                                ---------------


                              GENERAL INFORMATION

     THE ACCOMPANYING PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF SYS (the "Company") to be used at the 2000 Annual Meeting of Shareholders to be held at the corporate office, 9620 Chesapeake Drive, Suite 201, San Diego, California 92123 on Wednesday, January 17, 2001, at 1:00 p.m., local time. The approximate mailing date of this proxy statement and the accompanying proxy and annual report is December 8, 2000.

     When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the 2000 Annual Meeting of Shareholders in accordance with any directions noted thereon. If no direction is indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any shareholder signing and delivering a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking it, or a duly executed proxy bearing a later date. Any shareholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail provided, however, that, if necessary, officers and regular employees of the Company may make solicitations of proxies personally or by telephone or telegram, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.


                           VOTING RIGHTS

     The only voting securities of the Company consists of Common Stock. Holders of record of Common Stock on November 17, 2000 will be entitled to vote at the 2000 Annual Meeting of Shareholders. On that date, there were 3,162,732 shares of Common Stock outstanding. Each share is entitled to one vote on all matters to come before the meeting, except that cumulative voting may be used in the election of directors. Under California law, each shareholder may cumulate his votes for candidates placed in nomination prior to the voting for directors. Under cumulative voting, each shareholder may vote for a single candidate, or distribute votes among the candidates as such shareholder chooses, a number of votes equal to the number of candidates (five (5) at this meeting) multiplied by the number of shares held by such shareholder. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to voting. No shareholder shall be entitled to cumulate votes unless the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders must cumulate their votes for candidates in nomination, except to the extent that a shareholder withholds votes from the nominees. The proxy holders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights with complete discretion in voting the shareholder's shares. Directors shall be elected by a plurality of the votes cast.

===============================================================================

                            ELECTION OF DIRECTORS

     At the 2000 Annual Meeting of Shareholders, five directors are to be elected. Each director will serve until the next Annual Meeting and until his successor has been elected and qualified. All of the nominees described in this Proxy Statement are currently serving as members of the Board of Directors. The Company knows of no reason why the nominees would not be available for election and would not be able to serve.

     In the absence of instructions to the contrary, the shares represented by the proxies delivered to the Board of Directors will be voted for the five nominees for election as Directors of the Company. If any such nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated, will be cast according to the judgment in such matters of the person or persons voting the Proxy.

     Proxies solicited by the Board of Directors cannot be voted for more than five nominees for directors.

     The table immediately below contains pertinent information concerning the nominees and is followed by a brief biography of each nominee:
                                                                Date Elected           Other
Name                   Age       Principal Occupation             Director         Directorships
-----------------      ---    ---------------------------   -------------   ----------------------
Zoltan A. Harasty       70    Consultant                    Jan. 19, 2000          None

Kameron W. Maxwell      64    Consultant                    Sep. 21, 1999          None

W. Gerald Newmin        63    Chairman, Chief Executive     Oct. 19, 1993   Exten Industries, Inc.,
                              Officer and Chief Financial                   Corporate Directors Forum
                              Officer of the Company

Charles E. Vandeveer    59    Executive Vice President      Mar. 21, 1997   Naval Construction Battalion
                              of the Company                                Center Credit Union

Charles H. Werner       73    Consultant                    Mar.  6, 1989          None

===============================================================================

     Mr. Zoltan A. "Walt" Harasty is a graduate of the Stanford Law School, was legal counsel to the Company at the time of its formation and initial public offering and was elected to the Board of Directors on January 19, 2000 to serve the term of Lawrence L. Kavanau, who resigned his seat on January 19, 2000.
Mr. Harasty had previously served as a director of the Company from April 14, 1994 to March 21, 1997. Mr. Harasty is a Corporate Counsel with in-depth experience of over 40 years in securities transactions, SEC filings, stock exchange listings, corporate financing and in almost every area of security law. His experience was gained both as a Corporate General Counsel and as a partner in Tremaine and Shenk and Managing Partner of McDonald, Halsted & Laybourne. He was General Counsel and Vice President, Expansion for Carrows Restaurants and also acted as Special Counsel to Collins Foods International (Sizzler Restaurants and the then largest franchisee of KFC). He was General Counsel of Malibu Grand Prix Corporation with 42 subsidiaries operating nationwide amusement centers featuring miniature racing cars, video games and miniature golf. Prior to the time of his retirement in 1998, Mr. Harasty was a principal in Boardroom Counselors, a management consulting firm specializing in small business capital formation. With his knowledge of NASD, SEC, security dealers, financing, public offerings, private placements, bank financing and real estate matters, Mr. Harasty brings significant legal and business expertise to the Company's Board of Directors and helps in its growth.

     Kameron W. Maxwell, Ph.D. was elected to the Board of Directors as of September 21, 1999. Dr. Maxwell is currently a consultant to various biotechnology and contract research companies. He held various positions at the Veterans Administration Hospital in Salt Lake City, both in the clinical laboratory and research departments as well as having a teaching appointment in the Microbiology department at the University of Utah College of Medicine. After leaving Salt Lake City he took a position with Baxter Travenol's Hyland Division in Costa Mesa, California. While at Hyland, he held a number of positions in the Research and Development department with the most recent being that of Director. In this position he supervised a large group of scientists and coordinated research both within the company and with outside academic collaborators. Dr. Maxwell left Baxter and held the position of Director of Research and Development at Newport Pharmaceuticals. In this capacity he was responsible for the research, development and registration of a new chemical entity. Dr. Maxwell was president and co-founder of Americal Pharmaceuticals Inc., a company that manufactured, imported and distributed sterile liquid pharmaceutical products. These products were predominately used in the treatment of cancer (generic oncology products) and ophthalmic conditions. Following the Americal position, Dr. Maxwell held various positions at Genta Inc. The most recent being that of Sr. Vice President of Pharmaceuticals Operations. Dr. Maxwell has had extensive experience in the regulatory affairs arena and is RAC certified. He has established numerous working relationships with universities and contract service organizations, and has researched, developed and marketed numerous products ranging from diagnostics through prescription pharmaceuticals. He is a member of The American Academy of Dermatology, The Regulatory Affairs Professional Society, the American Society for Microbiology, the Drug Information Association, the American Association of Pharmaceutical Scientists, the Controlled Release Society and other scientific and professional organizations. Dr. Maxwell brings to the Company his knowledge and experience in start up financing, research and development, strategic planning and management, operations, product and process quality and securing product regulatory approvals. Dr. Maxwell's education consists of a Ph.D., Immunology, Minor, Histology, University of Utah; an M.S., Microbiology, Minor, Parasitology, University of Utah and a B.S., Bacteriology, University of Utah.

     Mr. W. Gerald Newmin was elected to the Board of Directors as of
October 19, 1993. On October 21, 1998, Mr. Newmin was elected as interim Chairman of the Board and Chief Executive Officer of the Company. On
January 20, 1999, Mr. Newmin was elected Chief Executive Officer and Chief Financial Officer of the Company. On January 19, 2000, Mr. Newmin was elected Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Newmin served as Corporate Secretary from December 10, 1993 to January 20, 1999. Mr. Newmin also serves as Chairman and Chief Executive Officer of Exten Industries, Inc., a publicly held bio-medical company and on the Board of two non-profit organizations, the Corporate Directors Forum and
the Corporate Governance Institute.   He was President of HealthAmerica Corp.
which grew to over $500 million annually and the company was the first in its industry to be listed on the New York Stock Exchange. Mr. Newmin was President of The International Silver Company, a diversified multi-national manufacturing company which he restructured. He was Vice President and Regional Director for American Medicorp, Inc. In this capacity Mr. Newmin was responsible for the management of 23 acute care hospitals located throughout the Western United States. Mr. Newmin was instrumental in Whittaker Corporation's entry into both the United States and International health care markets and participated in numerous acquisitions. At Whittaker, Mr. Newmin has held various other senior executive positions, including those of Chief Executive Officer of Whittaker's Production Steel Company, Whittaker Textiles Corporation, Whittaker's Marine Group consisting of Bertram Yacht, Columbia Yacht and Trojan Yacht Corporations. Mr. Newmin holds a Bachelors degree in Accounting from Michigan State University.

     Mr. Charles E. Vandeveer was elected to the Board of Directors on March 21, 1997. Mr. Vandeveer is the Company's Executive Vice President and coordinates the Company's contractual endeavors with the United States Navy. Mr. Vandeveer has held various management, supervisory, administrative and project positions since he joined the Company is 1987. He is a retired Commander, United States Navy, Supply Corps. Mr. Vandeveer served as a Director of Naval Supply Centers and Supply Annexes, managing material operations and ship repairable programs. He was also a Ship Superintendent/Type Desk Officer, responsible for coordinating Naval Shipyard repairs and overhauls. Mr. Vandeveer has brought his valuable Navy experience to the Company and has put it to work expanding the Company's presence in the Oxnard area. He has organized and directed large scale management studies and supervised subcontractors with various firms. Mr. Vandeveer received his Bachelors degree in Agricultural Industries from Southern Illinois University in 1963, and has held a Designated Financial Planner Certification from UCLA since 1989.

     Mr. Charles H. Werner was elected to the Board of Directors on March 6, 1989. On August 26, 1998, the Company's Board of Directors established an Office of the Chief Executive (OCE), Mr. Werner was one of the three Principal Executives of this office, which was discontinued on October 21, 1998. Mr. Werner has been an independent consultant since August 1995 when he resigned his position with the Company as President - Administration, which position he held since November 1993. From August 1992 to November 1993 he was President and Chief Operating Officer. From January 1992 to August 1992
Mr. Werner was President, and from March 1989 to January 1991 he served as the Company's President, Chief Executive Officer and Chief Financial Officer.
Prior to joining the Company, he served as Executive Vice President of Arrowsmith Industries, Inc., a wholly owned subsidiary of KDT Industries, Inc., of Austin, Texas. In 1986 and 1987, Mr. Werner served as a consultant to the Strategic Defense Initiative Organization in Washington, D.C. Previously, he had been a management consultant; Vice President of Marketing and Advanced Programs for Convair, San Diego, California; Executive Vice President, Defense Systems, Emerson Electric Company; and Vice President and Chief Operating Officer of SSP Industries, Inc., Burbank, California. He received his engineering degrees from Washington University in St. Louis, Missouri and Ohio State University in Columbus, Ohio.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT SHAREHOLDERS VOTE FOR ALL FIVE (5) NOMINEES NAMED ABOVE.

There is no family relationship between any of the directors and executive officers of the Company.

===============================================================================

                   AFFILIATE TRANSACTIONS AND RELATIONSHIPS

     During the year ended June 30, 2000, the Board of Directors granted stock purchase options to four outside directors exercisable at $0.625 per share.
One new director, Mr. Kameron Maxwell, also received a stock option for 25,000 shares at $1.00 per share with vesting over five years. Some of these purchase options contain certain buyback provisions which become effective in the event of termination of directorship. See the table under Remuneration for complete details of outstanding stock option to directors.

     At the November 19, 1997 Board of Directors meeting, the board approved stock options for all outside directors in lieu of cash compensation for board meeting attendance. Effective September 1, 1997, outside directors were to receive stock options for 12,000 shares of the Company's common stock as annual compensation at $0.75 per share. There are outstanding stock options for 69,800 common shares for the period of September 1, 1997 to August 31, 1998. Under the same policy, for the period from September 1, 1998 through August 31, 1999, stock options for 40,645 common shares at $0.68 per share are owed to outside directors. Under the same policy, for the period from September 1, 1999 through June 30, 2000, stock options for 25,387 common shares at $0.625 per share are owed to outside directors.

     Effective September 21, 1999, the Board of Directors elected
Mr. Kameron W. Maxwell to fill the Board of Directors vacancy created by Mr. Robert D. Mowry's resignation. Also effective September 21, 1999, the Company entered into a Consulting Agreement and Amendment to Prior Understanding (the "Agreement") with Mowry.

     Effective September 24, 1999, the Board of Directors agreed to replace the Big Canyon Investments, Inc. (BCI)/UniPrise debt with a Secured Negotiable Promissory Note (the "Note") for $179,000 from Mowry and BCI. The Note was secured by certain third party receivables, Mowry's personal guarantee and common stock of the Company held or controlled by Mowry. The Note accrued interest at 10% per annum and principal and interest were due on December 31, 1999. As of January 1, 2000, the Note was in default and the Company foreclosed on February 23, 2000 on the 124,000 shares of Company common stock held as collateral. Pursuant to the Agreement, Mowry has an option to purchase 124,000 shares of common stock for one dollar per share through June 30, 2001.

     Effective January 1, 2000, the Company entered into a new Secured Negotiable Promissory Note (the "New Note") with Mowry and BCI for $55,000.
The New Note is for the remaining balance of the Note ($179,000 - $124,000 = $55,000). The New Note is secured by certain third party receivables and Mowry's personal guarantee. The New Note accrues interest at 10% per annum and principal and interest was due on June 30, 2000. The Company and Mowry have extended the New Note through June 30, 2001. Mowry is no longer an affiliate of the Company.

     The Company added an employee stock ownership plan to its existing 401(k) plan, thus creating the SYS 401(k) Employee Stock Ownership Plan and Trust Agreement (the "Plan"). Effective January 1, 2000, instead of the matching cash contribution the Company had been giving to the employees through the 401(k), the Company will now contribute Company stock to the employees through the Plan.

     At the Annual Board of Directors Meeting on January 19, 2000, which was held subsequent to the Annual Shareholders Meeting, Mr. Lawrence L. Kavanau resigned his seat on the Board of Directors effective at the conclusion of the meeting. The Board of Directors elected Mr. Zoltan A. Harasty to fill the Board of Directors vacancy created by Mr. Kavanau's resignation.

     On February 4, 2000, the Company signed a Joint Venture Agreement with LaRRK Digital, Inc. (LaRRK). LaRRK assists its customers to identify, develop, internally deploy and/or sell their intellectual property through the creation of knowledge management strategies and sales programs. LaRRK uses software and internet technologies to accomplish these goals. The Company agreed to loan LaRRK $60,000. The Company has certain rights, which includes trading the LaRRK note receivable for a one third interest in LaRRK. The Company and LaRRK have entered into discussions on a more definitive agreement.


===============================================================================

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company's executive officers and directors are required to file with the SEC reports of ownership and changes in ownership of the Common Stock. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during Fiscal Year 2000, its executive officers and directors complied with Section 16(a) requirements.

     Pursuant to the reporting requirements of Item 404(c) of Regulation S-K, no officer or director of the Company is indebted to the Company.

     The term of office for a director runs until the next annual meeting of shareholders and until a successor has been elected and qualified. The term of office for each executive officer runs until removal by the Board of Directors or election and qualification of his successors.


                      SELECTION OF INDEPENDENT AUDITORS

     Management recommends appointment of J.H. Cohn LLP as the Company's independent auditors for the Company's 2001 fiscal year (commencing
July 1, 2000) and nominates that firm for selection at the 2000 Annual Meeting of Shareholders. A representative of J.H. Cohn LLP is expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.


                   AMENDMENT TO ARTICLES OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES

     Management recommends approval of an Amendment to the Article Fifth of the Articles of Incorporation (the "Amendment") to increase the number of Common Shares (no par value) authorized for issuance by the Company from 12.0 million to 48.0 million Shares.

     If the Company's shareholders approve the proposed Amendment, the Company's Board of Directors will be authorized to issue up to 36.0 million additional Shares of the Company's Common Stock in excess of the 12.0 million currently authorized without approval of the Company's shareholders, except as such approval is required pursuant to the regulations and requirements of governing entities.

     Since the Company's Articles of Incorporation do not grant existing shareholders any pre-emptive rights to purchase any additional Shares that the Company may issue, the issuance of any additional Shares will result in existing shareholders experiencing a reduction in their percentage ownership interest in the Company and, as a result, existing shareholders will thereby be less able to influence the course of the Company's affaires in connection with matters presented at any regular or special meetings of the Company's shareholders, in connection with the election of Directors, and otherwise.

     In the event that the Amendment is approved and the Company's Board of Directors utilizes the authority granted by the Amendment to issue additional Shares of the Company's Common Stock, there can be no assurance that any additional Share issuances can be completed at a price per Share that is equal to or exceeds the current book value per Share of the Company's Common Stock. In the event that the Company's Board of Directors issue additional Shares of the Common Stock at a price that is less than the current book value of the Company's Common Stock, the book value of the Shares of the Company's Common Stock currently outstanding will decrease. A decline in the book value of the Company's Common Stock may adversely impact the market value of the Company's Common Stock with the result that current stockholders may experience a significant and sustained decline in the market price of the Common Stock they acquired prior to the issuance of any said additional Shares.

     The additional Common Stock to be authorized if this proposal is adopted would have rights identical to the currently outstanding Common Stock of the Company.

     The Board desires to have additional authorized shares for future business and financial purposes. The Board believes that the proposed increase in the number of authorized shares of Common Stock will facilitate the Company's growth strategy. Although the Company is continuously looking for companies that would fit into this growth strategy, the Company does not currently have a Letter of Intent in place that would use any of these proposed shares. The Company is having preliminary discussions with several companies regarding their acquisition by the Company. The additional shares may be issued, without further stockholder approval, for various purposes, including (without limitation) raising capital, acquiring other product or business lines through mergers or acquisitions of other products or businesses, providing equity incentives to employees, as well as stock dividends to existing stockholders.


===============================================================================

     The increase in the authorized number of shares of Common Stock, and the subsequent issuance of such shares could have the effect of delaying or preventing a change in the control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by the California Corporations Code) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely.

     Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock or the stock ownership or voting rights of a person seeking to obtain control of the Company.

     The Company is and will continue to seek appropriate merger and acquisition candidates. The increase in the authorized number of shares of the Company's Common Stock may result in the Company issuing these shares in one or more such transactions.

     The Company does not have any current plans nor has it received any proposals to use any of the increased shares that are the subject of this proposed amendment. The Company is currently engaged in discussions with potential acquisition candidates. However, the Company will not need any of the shares of this proposed amendment to complete any transactions currently contemplated.


    AMENDMENT TO SYS 1997 INCENTIVE STOCK OPTION AND RESTRICTED STOCK PLAN

     Management recommends approval of an amendment to the SYS 1997 Incentive Stock Option and Restricted Stock Plan ("Plan") to increase the amount of common shares subject to the Plan for employees from 750,000 to a total of 1,750,000. Benefits and amounts are not currently determinable. The essential features of the Plan are as follows:

     STATUS OF SHARES: The maximum number of shares which may be issued pursuant to the grant of incentive stock options and/or stock purchase rights is 750,000 common shares for employees of the Company and 450,000 for non-employee directors and consultants. These shares may be authorized, but unissued, or reacquired Common Stock. Under the Plan there are currently no shares issued and outstanding to employees, and 356,000 shares authorized but as yet unissued to employees; 111,486 shares issued and outstanding to directors, and 173,345 shares authorized but as yet unissued to directors. Exercise of an option in any manner shall result in a decrease in the number of shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of shares as to which the option is exercised.

     ELIGIBILITY; ADMINISTRATION: Under the Plan, incentive stock options intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986 may be granted only to employees; nonstatutory stock options and stock purchase rights may be granted to employees or consultants, and only nonstatutory stock options may be granted to directors. The Plan is administered by the Board of Directors which determines the terms of stock purchase rights and options granted, including exercise price, the number of shares subject to each option and the option's exercisability; decisions of the Administrator are final and binding. Incentive Stock Options may be granted only to Employees; Nonstatutory Stock Options and Stock Purchase Rights may be granted to Directors and Consultants.

     EXERCISE PRICE; MARKET VALUE: The exercise price of incentive stock options and nonstatutory stock options must be at least equal to the fair market value on the date of grant.

     EXERCISABILITY: Any option granted under the Plan shall be exercisable at such times and under such conditions as shall be determined by the Administrator. Options may not be transferred other than by the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by the optionee. The Administrator may offer to buy out for a payment in cash or shares, an option previously granted, based on terms and conditions established by the Administrator and communicated at the time such offer is made.

     STOCK PURCHASE RIGHTS: Stock purchase rights may be granted alone or in conjunction with other awards under the Plan or outside of the Plan. Offers must be made by the Administrator to the offeree in writing, containing all terms, conditions and restrictions of the offer, and shall allow not more than 30 days from the date of such offer for the offeree to accept or reject the offer. Stock Purchase Right agreements shall grant the Company a repurchase option, with the repurchase price equal to the original price paid by the purchaser.

     AMENDMENT AND TERMINATION OF THE PLAN: The Administrator may at any time amend, alter, suspend or discontinue the Plan, but not without optionee or stock purchase rightholder consent. Any such amendment or termination of the Plan shall not effect options or stock purchase rights already granted, unless mutually agreed in writing by the optionee and the Company.


===============================================================================

     TAX INFORMATION REGARDING STOCK OPTIONS: An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of
(i) the fair market value of the stock at the date of the option exercise or
(ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or 10% shareholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under the Plan of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

     An optionee who is granted a non-statutory stock option will also not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.

     As mentioned in previous filings, the Company started a new C4I Division in fiscal year 2001. Stock options were offered to the employees of this new division as inducement to join the Company. The Company believes that it is in the best interest of the Company and its employees to place these stock options within the Company's Plan. In fiscal year 2001, stock options totaling 589,707 shares will be given to these C4I employees. These stock options may be terminated if they do not meet certain performance goals for fiscal year 2001. The stock options will be priced at $1.00 per share and vest over four years. None of the C4I employees are officers or affiliates of the Company.

                                   GENERAL

     The Board of Directors held eight scheduled meetings during the fiscal
year ended June 30, 2000:   July 21, 1999, August 26, 1999, September 16, 1999,
October 20, 1999, December 16, 1999, January 19, 2000, March 1, 2000 and
May 10, 2000.  A quorum was reached at each of these meetings.

     The SYS Audit Committee has adopted a Charter. This Charter is attached as Attachment A.


                                 REMUNERATION

     The following is a table showing the remuneration paid by the Company during its fiscal year ended June 30, 2000 for services in all capacities to the Chief Executive Office and each officer, the sum of whose cash-equivalent forms of remuneration during such year exceeded $100,000, and the remuneration paid during each year to all officers as a group:


===============================================================================

                           Cash and Cash-Equivalent
                            Forms of Remunerations
                           ------------------------
                                                                                                 Aggregate of
 Name of Individual or                               Salaries, Fees,   Securities of Property,    Contingent
 Number of Persons in          Capacities In          Commissions,     Insurance Benefits or       Forms of
         Group                 Which Served            & Bonuses            Reimbursement        Remuneration
-----------------------   ------------------------   ---------------   -----------------------   ------------
Lawrence L. Kavanau (1)   Chairman                      $  54,740             $   3,500              None
W. Gerald Newmin    (2)   Chairman, CEO, CFO            $  60,008                 None               None
Charles E. Vandeveer      Executive Vice President      $  95,871             $   6,000              None
                                                        ---------             ---------              ----
All Executive
Officers (4) as a Group                                 $ 292,747             $  12,500              None
                                                        =========             =========              ====

(1) Lawrence L. Kavanau was the Company's Chairman from July 1, 1999 through January 19, 2000.
(2) W. Gerald Newmin assumed the duties of Chairman on January 19, 2000 in addition to the CEO and CFO duties.

     During Fiscal Year 2000, each Director of the Company (excluding full time executive officers) received a stock option for 12,000 shares of Company common stock (see below for stock option prices) plus approved expenses per month. During the last year, the Board of Directors of the Company held eight Board of Director meetings. Directors serve as chairmen or members of standing committees of the Board of Directors and may meet in these capacities at times other than those designated for meetings of the Board.

     The following is a list of common stock options given to directors and officers as of June 30, 2000:
                                                        Option   Expiration
Name and Title               Grant Date   # of shares   Price       Date
--------------------------   ----------   -----------   ------   -----------
Mowry - Former Director       05/21/97       12,513      $0.47    03/21/04
Anderson - Former Director    11/19/97       12,000      $0.75    11/19/03
Carroll - Former Director     11/19/97       12,000      $0.75    11/19/03
Mowry - Former Director       11/19/97       12,000      $0.75    11/19/03
Newmin - Director             11/19/97       12,000      $0.75    11/19/03
Werner - Director             11/19/97       12,000      $0.75    11/19/03
Wood - Former Director        11/19/97        9,800      $0.75    11/19/03
Anderson - Former Director    09/01/98        5,000      $0.68    09/01/04
Carroll - Former Director     09/01/98        5,000      $0.68    09/01/04
Mowry - Former Director       09/01/98       12,000      $0.68    09/01/04
Newmin - Director             09/01/98        1,645      $0.68    09/01/04
Werner - Director             09/01/98       12,000      $0.68    09/01/04
Wood - Former Director        09/01/98        5,000      $0.68    09/01/04
Harasty - Director            09/01/99        5,387      $0.625   09/01/05
Maxwell - Director            09/01/99        9,300      $0.625   09/01/05
Mowry - Former Director       09/01/99          700      $0.625   09/01/05
Werner - Director             09/01/99       10,000      $0.625   09/01/05
Maxwell -Director             09/21/99       25,000      $1.00    09/21/06
Vandeveer -Director           06/03/98       60,000      $0.71    06/03/03
Fink - Officer                06/03/98       50,000      $0.71    06/03/03

===============================================================================

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following information is furnished as of June 30, 2000 for each director, all directors and officers as a group, and each stockholder who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:
                                                                             Amount & Nature          Percent
                      Name & Address of                                       of Beneficial             of
Title Of Class        Beneficial Owner               Office, If Any           Ownership (1)          Class (2)
--------------   ---------------------------    ------------------------   -------------------       ---------
Common Stock     Charles H. Werner              Director                       731,566 (3)             22.9%
Without Par      P.O. Box 1966
Value            Rancho Santa Fe, CA  92067

                 Lawrence L. Kavanau            None                           298,189 (Direct)        14.6%
                 3320-140 Caminito East Bluff                                  162,333 (As Trustee
                 La Jolla, CA  92037                                              or Executor,
                                                                               With Voting Rights)

                 W. Gerald Newmin               Chairman,                      285,324 (4)              9.0%
                 48 Admiralty Cross             Chief Executive Officer,
                 Coronado, CA  92118            Chief Financial Officer

                 Charles E. Vandeveer           Director,                      179,616 (5)              5.6%
                 8203 Tiara Drive               Executive Vice President
                 Ventura, CA 93004

                 Michael W. Fink                Vice President,                 96,980 (6)              3.0%
                 3410 Bangor Place              Finance and
                 San Diego, CA 92106            Administration, Secretary

                 Kameron W. Maxwell             Director                        34,000 (7)              1.1%
                 P.O. Box 3736
                 Rancho Santa Fe, CA  92067

                 Zoltan A. Harasty              Director                        32,294 (8)              1.0%
                 918 Hornbeck Place
                 Solvang, CA 93463
                                                                           -------------------       ---------
                 All Directors and                                           1,359,780 (9)             40.5%
                 Officers as a Group (10)                                  ===================       =========

(1) To the best knowledge of the Company, each of the beneficial owners listed herein has direct ownership of and sole voting power and sole investment power with respect to the shares of the Company's Common Stock, except as set forth herein.

(2) A total of 3,162,732 shares of Common Stock of the Company has been considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) for purposes of Item 11 of this Form 10-KSB. For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(3)  The following stock options of Mr. Werner are included in the stock total:
     (1) granted 11/19/97, 12,000 shares, option price of $0.75 per share;
     (2) granted 9/1/98, 12,000 shares, option price of $0.68 per share and
     (3) granted 9/1/99, 10,000 shares, option price of $0.625 per share.
     Mr. Werner has a total of 34,000 shares that may be purchased through stock options. The total shown here includes these stock options.

(4)  The following stock options of Mr. Newmin are included in the stock total:
     (1) granted 11/19/97, 12,000 shares, option price of $0.75 per share and
     (2) granted 9/1/98, 1,645 shares, option price of $0.68 per share.
     Mr. Newmin has a total of 13,645 shares that may be purchased through stock options. The total shown here includes these stock options.

(5) The following stock option of Mr. Vandeveer is included in the stock total: (1) granted 6/3/98, 60,000 shares, option price of $0.71 per share. The total shown here includes these stock options.

(6)  The following stock option of Mr. Fink is included in the stock total:
     (1) granted 6/3/98, 50,000 shares, option price of $0.71 per share. The total shown here includes these stock options.

(7) The following stock options of Mr. Maxwell are included in the stock total: (1) granted 9/1/99, 9,300 shares, option price of $0.625 per share and (2) granted 9/21/99, 25,000 shares, option price of $1.00 per share. Mr. Maxwell has a total of 34,300 shares that may be purchased through stock options. The total shown here includes these stock options.

(8)  The following stock option of Mr. Harasty is included in the stock total:
     (1) granted 9/1/99, 5,387 shares, option price of $0.625 per share.
     The total shown here includes these stock options.

(9) Current officers and directors hold a total of 197,332 stock options. The total shown here includes these stock options.

(10) No director or officer of the Company is the beneficial owner of any shares of the Company's Preferred Stock, $0.50 par value, or Series B 9% Cumulative Convertible Callable Non-Voting Preference Stock, $1.00 par value.

===============================================================================

                              EXECUTIVE OFFICERS

     The following table sets forth pertinent information concerning the persons who are the current executive officers (who are not directors) of the
Company:
Name               Age   Capacity
----------------   ---   -----------------------------------------------------
Michael W. Fink     43   Vice President, Finance and Administration, Secretary

     Michael W. Fink is Vice President, Finance and Administration at the Corporate offices and was elected Corporate Secretary on January 20, 1999.
Mr. Fink joined the Company in July of 1995. He is responsible for the financial and administrative functions of the Company, including finance, accounting, SEC reporting, banking, human resources, contracts and other management areas. He held various executive positions at San Diego Aircraft Engineering, Inc. (SANDAIRE) before being hired by the Company. SANDAIRE is an engineering firm specializing in the aerospace and defense industries. Some of SANDAIRE's major customers have included the U.S. Navy, NASA, Lockheed, McDonnell Douglas, Tracor Aviation, Teledyne Ryan Aeronautical and Westinghouse. Mr. Fink received a Bachelor of Science degree in Business Administration (Accounting) from San Diego State University (SDSU). He has also attended Graduate School at SDSU where he studied mechanical engineering.


                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to present at the next Annual Shareholders Meeting for Fiscal Year 2001 must be received at the Company's office at 9620 Chesapeake Drive, Suite 201, San Diego, California 92123, no later than July 1, 2001 in order to be included in the Company's proxy statement and proxy relating to that meeting.


                                ANNUAL REPORT

     THE COMPANY'S 2000 ANNUAL REPORT FOR SHAREHOLDERS IS BEING MAILED
HEREWITH.   Upon written request to Shareholder Relations Department at
9620 Chesapeake Drive, Suite 201, San Diego, CA 92123, and at no charge, a copy of the Company's annual report on Form 10-KSB, including the financial statements and the financial statement schedules, will be forwarded.


                                OTHER BUSINESS

     Management does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote therein according to their best judgement in the interest of the Company.

                                       By Order of the Board of Directors

                                       /s/ Michael W. Fink
                                       -------------------
San Diego, California                  Michael W. Fink
November 27, 2000                      Secretary

===============================================================================

                                 Attachment A

                                      SYS
                            AUDIT COMMITTEE CHARTER


ORGANIZATION

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

* Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

* Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

* Review, with the independent auditors and company financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such Internal controls to expose any payments, transactions, or procedures that might be deemed Illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

* Review the proposed audit plans and the coordination of such plans for the coming year with the independent auditors.

* Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

* Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluations of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

* Review accounting and financial human resources and succession planning within the company.

* Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

* Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

===============================================================================

                                     PROXY


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                JANUARY 17, 2001


         The undersigned hereby appoints Kameron W. Maxwell and Charles E. Vandeveer, or either of them, proxies of the undersigned, to vote and represent all shares of the Common Stock, without Par Value, registered in the name of the undersigned, at the 2000 ANNUAL MEETING OF SHAREHOLDERS OF SYS TO BE HELD AT 1:00 P.M. ON WEDNESDAY, JANUARY 17, 2001 AT THE CORPORATE OFFICE, 9620 CHESAPEAKE DRIVE, SUITE 201, SAN DIEGO, CALIFORNIA 92123.

         THE SHARES REPRESENTED BY THIS PROXY CAN BE VOTED AS MARKED BY THE SYS COMMON SHAREHOLDER OF RECORD ON NOVEMBER 17, 2000, WHOSE PRINTED NAME AND SIGNATURE IS PLACED ON THE OPPOSITE SIDE. PLEASE MARK THE APPROPRIATE BOX.


Item 1.  Election of Directors

         [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to vote
             (except as marked to                for all nominees listed below.
              the contrary below).

         Nominees:     Zoltan A. Harasty         Charles E. Vandeveer
                       Kameron W. Maxwell        Charles H. Werner
                       W. Gerald Newmin

         To withhold authority for any individual nominee, write the nominee's name in the space provided:___________________________________________


Item 2. Proposal to approve the appointment of J.H. Cohn LLP as the independent certified public accountants for the Corporation for its 2001 fiscal year.

         [ ]  FOR              [ ] AGAINST             [ ]  ABSTAIN


Item 3. To amend the Articles of Incorporation to increase the number of common shares authorized for issuance from 12.0 million to
         48.0 million shares.

         [ ]  FOR              [ ] AGAINST             [ ]  ABSTAIN


Item 4. To amend the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "Plan") to increase the amount of common shares subject to the Plan for employees from 750.000 to a total of 1,750,000.

         [ ]  FOR              [ ] AGAINST             [ ]  ABSTAIN


                     (NOTE: Please see reverse of this page)
                     ---------------------------------------


Item 5. Other Matters: In their discretion, on any other business which may properly come before the meeting.



IF CUMULATIVE VOTING FOR DIRECTORS IS REQUESTED, THE PROXY HOLDER WILL HAVE COMPLETE DISCRETION IN VOTING YOUR SHARES. IF NO INDICATION IS MADE ABOVE ON HOW YOU DESIRE YOUR SHARES TO BE VOTED, THE PROXY HOLDER WILL HAVE COMPLETE DISCRETION IN VOTING YOUR SHARES.


IN WITNESS WHEREOF,
the undersigned has signed this proxy on ___________________________,_______.
                                              (month and day)         (year)

The undersigned [ ] PLANS [ ] DOES NOT PLAN to attend the meeting. Shareholders who are present at the meeting may withdraw their proxy by contacting the Secretary in order to vote in person if they so desire.


-----------------------------------     ---------------------------------------
(Print Name)                                           (Signature)


-----------------------------------     ---------------------------------------
(Print Name)                                           (Signature)


NOTE: PLEASE DATE THE PROXY AND SIGN YOUR NAME AS IT APPEARS ON THE LABEL. If shares are registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporation officers should show their full titles.


                   PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY
                   ===========================================